Exhibit 99.1

Ally Financial Reports Full Year and Fourth Quarter 2015 Financial Results

Full Year 2015 Financial Highlights

•	Net income of $1.3 billion, up 12% compared to $1.2 billion

•	Adjusted EPS of $2.00, up 19% compared to 2014[1]

•	Core pre-tax income, excluding repositioning items, of $1.8 billion up 11% compared to 2014[1]

Fourth Quarter 2015 Financial Highlights

•	Net income of $263 million, up 49% year-over-year, compared to $177 million in the prior year period

•	Adjusted EPS increased 30% to $0.52, compared to $0.40 in the prior year period

•	Core pre-tax income, excluding repositioning items, up 13% year-over-year, totaling $446 million for the quarter

Key Metrics Highlights

•	Net financing revenue, ex. OID, improved to $995 million for the quarter, driven by year-over-year NIM expansion of 33 bps

•	Achieved core ROTCE[1] of 9.8% in the fourth quarter and 9.4% for the full year

•	Achieved mid-40% target adjusted efficiency ratio for quarter and year; reduced controllable expenses by approximately $300 million in 2 years

2015 Operational Highlights

•	Redeemed all Series G preferred shares in 2015

•	Continued solid credit performance from high-quality portfolio and annualized losses of 58 bps

•	Consumer auto originations of $9.3 billion for the quarter and $41.0 billion for the year

•	Growth channel originations increasing 57% over prior year period; up 53% for the year

•	Established new financing relationships in the quarter with luxury car maker McLaren and online auto marketplace Beepi

•	Annual retail deposit growth of 16% to $55.4 billion from 1.1 million customers, with 30% increase in millennial customers

•	Grew average Corporate Finance portfolio by 30% in 2015 and expanded into the technology sector

1 Adjusted EPS, Core Pre-Tax Income and Core Return on Tangible Common Equity (ROTCE) are each non-GAAP financial measures. Refer to the Results by Segment table in this press release for details and slide 29 in the 4Q Earnings Presentation for definitions.

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CHARLOTTE, N.C. (Feb. 2, 2016) – Ally Financial Inc. (NYSE:ALLY) today reported net income of $1.3 billion for full year 2015 and $263 million for the fourth quarter. This compares to net income of $268 million in the prior quarter and $177 million for the fourth quarter of 2014, an increase of 49 percent over the prior year period. For the full year 2015, net income increased 12 percent from $1.2 billion in 2014.

Full Year 2015

Core pre-tax income in 2015, excluding repositioning items, improved 11 percent to $1.8 billion, compared to $1.6 billion in the prior year. For full year 2015, Ally reported adjusted earnings per diluted common share of $2.00, increasing 19 percent from $1.68 in 2014, excluding the impact of the redemption of Series G and repurchase of Series A preferred securities during 2015. Including the redemption of these securities, the company reported a generally accepted accounting principles (GAAP) loss of $2.66 per common share for the year. The redemption of these preferred securities were planned actions to normalize Ally’s capital structure, drive improved financial performance in the future, and to support the objective of initiating a common dividend and share repurchase program in 2016.

Fourth Quarter 2015

The company reported core pre-tax income of $446 million, excluding repositioning items, in the fourth quarter of 2015, increasing 4 percent from $431 million in the third quarter and up 13 percent from $396 million in the fourth quarter 2014.

Adjusted earnings per diluted common share for the quarter were $0.52, compared to $0.51 in the previous quarter and $0.40 in the prior year period. The company reported a GAAP loss of $1.97 per common share in the fourth quarter of 2015, primarily driven by the redemption of $1.3 billion of Series G preferred securities during the quarter. As a result of the redemption, Ally’s preferred dividend burden has been significantly reduced.

Strong quarterly operating results continued to be driven by improved net financing revenue, excluding original issue discount (OID), which totaled $995 million in the fourth quarter of 2015, up from $835 million a year ago. Net interest margin (NIM), excluding OID, expanded 33 basis points year-over-year to end the year at 2.68 percent as a result of the company’s continued focus on improved cost of funds. Revenue from retail auto loan growth more than offset a decline in net lease revenue.

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Partially offsetting results was $240 million in provision expense, an increase of $85 million year-over-year, which was driven by the shift toward more retail auto assets on the balance sheet and fewer leasing assets which do not contribute to provision expense. Credit performance during the quarter remained in line with expectations at 72 basis points. Ally has a disciplined approach to originating, underwriting and servicing of automotive assets, and the balance sheet is largely comprised of high-quality, short-duration core automotive assets. The adjusted efficiency ratio was 44 percent for the quarter, flat compared to prior quarter and improved from 50 percent in the prior year period.

Consumer auto originations remained strong at $9.3 billion for the quarter, up from $9.0 billion in the prior year period. The company posted $41.0 billion in originations for the year, exceeding its originations target for 2015. Ally deployed a disciplined originations strategy as it shifted capital previously used to support GM incentivized originations toward new and used retail financing contracts. Gains in the Growth2 and Chrysler channels continued to drive consumer auto originations, and excluding GM lease and subvented business, originations increased 35 percent year-over-year. New originations were largely offset by amortization and targeted loan sales, and overall there was modest expansion in the balance sheet.

“Ally’s performance in 2015 reflected the fundamental strength and adaptability of our operations and the successful execution of the multi-year plan to improve profitability,” stated Ally Chief Executive Officer Jeffrey Brown. “We exceeded our operational targets for retail deposit growth and auto originations, and we achieved a sustainable return on tangible common equity of more than 9 percent.”

Brown continued, “Importantly, the steps we have taken in 2015 position us well for the future. The redemption of the Series G preferred securities paved the way to pursue share repurchases and shareholder dividends. The growth in retail deposits drives greater funding efficiency and stability, and an expanding customer base provides opportunity for broader and deeper relationships. Our auto finance business is more diversified than ever, and our leading presence in the industry enabled us to shift capital from incentivized business toward retail auto contracts and post $41 billion in auto originations last year, which will be a significant contributor toward a consistent earnings stream in the future.”

2 Originations from non-GM/Chrysler dealers.

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“Looking to 2016, we are well-positioned to thoughtfully pursue customer expansion opportunities, participate in the ongoing shift toward digital financial services, maintain a keen focus on risk management, and deliver an estimated earnings per share growth target of 15 percent.”

He concluded, “Ally’s Board and management teams remain squarely focused on creating and building shareholder value, and we consider all options through that lens. We believe in the underlying strength of our businesses, value in the company and ability to drive returns for shareholders.”

Results by Segment

($ millions)

				Increase/(Decrease) vs.
	4Q 15	3Q 15	4Q 14	3Q 15	4Q 14
Automotive Finance	$333	$323	$291	$10	$42
Insurance	78	40	86	38	(8)
Dealer Financial Services	$411	$363	$377	$48	$34
Mortgage	9	6	18	3	(9)
Corporate and Other (ex. OID)[1]	26	62	1	(36)	25
Core pre-tax income, excluding repositioning items[2]	$446	$431	$396	$15	$50
Repositioning items[3]	(3)	(2)	(167)	(1)	164
Core pre-tax income[2]	$443	$428	$229	$15	$214
OID amortization expense	12	11	42	1	(30)
Income tax expense	155	144	36	11	119
(Loss) / income from discontinued operations	(13)	(5)	26	(8)	(39)
Net income	$263	$268	$177	$(5)	$86

Core ROTCE[6]	9.8%	9.2%	7.1%
Adjusted Efficiency ratio[6]	44%	44%	50%
GAAP (Loss) / Earnings Per Common Share (diluted)[6]	$(1.97)	$0.47	$0.23	$(2.45)	$(2.20)
Adjusted Earnings Per Common Share[7]	$0.52	$0.51	$0.40	$0.01	$0.12

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	2015	2014	Increase/ (Decrease)
Automotive Finance	$1,335	$1,429	$(94)
Insurance	211	197	14
Dealer Financial Services	$1,546	$1,626	$(80)
Mortgage	91	57	34
Corporate and Other (ex. OID)[1]	164	(64)	228
Core pre-tax income, excluding repositioning items[2]	$1,801	$1,619	$182
Repositioning items[3]	(349)	(187)	(162)
Core pre-tax income[2]	$1,452	$1,432	$20
OID amortization expense	59	186	(127)
Income tax expense	496	321	175
Income from discontinued operations[4,5]	392	225	167
Net income	$1,289	$1,150	$139

Core ROTCE[6]	9.4%	7.9%
Adjusted Efficiency ratio[6]	45%	51%
GAAP (Loss) / Earnings Per Common Share (diluted)[7]	$(2.66)	$1.83	$(4.49)
Adjusted Earnings Per Common Share[7]	$2.00	$1.68	$0.32

1. Corporate and Other primarily consists of Ally’s centralized treasury activities, the residual impacts of the company’s corporate funds transfer pricing and asset liability management activities, and the amortization of the discount associated with debt issuances and bond exchanges. Corporate and Other also includes the Corporate Finance business, certain investment portfolio activity and reclassifications, eliminations between the reportable operating segments. During 4Q15, incremental overhead expenses related to centralized support functions were allocated to Automotive Finance, Insurance, and Mortgage Operations. These expenses were previously included in Corporate and Other Activities. Amounts in prior periods have been reclassified to conform to this new presentation.

2. Core pre-tax income, a non-GAAP financial measure, is defined as income from continuing operations before taxes and OID amortization expense primarily from bond exchanges and liability management actions (accelerated OID).

3. Repositioning items for 4Q14 and for FY14 & FY15 are primarily related to the extinguishment of high-cost legacy debt. Refer to slides 27 and 28 of the Ally Financial Inc. 4Q15 Earnings Review presentation, which is available at www.ally.com/about/investor/events-presentations/ for a reconciliation to GAAP. This presentation will also be furnished on a Form 8-K with the U.S. Securities and Exchange Commission.

4. Includes non-recurring gain on sale and related special tax item in 1Q15, as well as a special tax item 3Q14, all in connection with completed sales of discontinued operations.

5. The following businesses are classified as discontinued operations: the automotive finance joint venture in China (sale completed 1Q15).

6. See slide 29 in the Ally Financial Inc. 4Q15 Earnings Review presentation which is available at www.ally.com/about/investor/events-presentations/ for definitions and details. Calculations can be found on page 22 of the 4Q15 Financial Supplement.

7. GAAP Earnings Per Common Share for 4Q15 is inclusive of a per share impact of $2.43 for the redemption of the remaining Series G preferred securities; for FY15, it is inclusive of a $4.90 per share impact of the redemption of all Series G preferred securities and a Series A tender. Adjusted Earnings per Common Share is a non-GAAP financial measure. See slide 10 in the Ally Financial Inc. 4Q15 Earnings Review presentation which is available at www.ally.com/about/investor/events-presentations/ for detail.

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Liquidity and Capital

Highlights

•	Redeemed all remaining Series G preferred shares in the fourth quarter, removing the restriction on offering common equity distributions and positioning Ally to meet its objective of initiating a dividend and share repurchase program in 2016, subject to CCAR non-objection.

•	Maintained strong capital levels in fourth quarter 2015 with Basel III Common Equity Tier 1 capital ratio[3] at 8.7% on a fully phased-in basis.

•	Cost of funds, excluding OID, improved by 20 basis points year-over-year.

Ally's total equity was $13.4 billion at Dec. 31, 2015, down from $14.6 billion at the end of the prior quarter as the result of redeeming the remaining $1.3 billion of Series G preferred securities in the quarter. Ally’s preliminary fourth quarter 2015 Basel III Common Equity Tier 1 capital ratio was 8.7 percent on a fully phased-in basis, and Ally’s preliminary Tier 1 capital ratio was 11.1 percent on a fully phased-in basis, both down as a result of the Series G redemption, but partially offset by net income in the quarter.

Ally’s consolidated cash and cash equivalents increased to $6.4 billion as of Dec. 31, 2015, from $5.2 billion at Sept. 30, 2015, driven by an increase in deposits. Included in this quarter’s cash balance are $3.5 billion at Ally Bank and $1.3 billion at the insurance subsidiary.

Ally continued to execute a diverse funding strategy during the fourth quarter of 2015. This strategy included strong growth in deposits, which represent approximately 47 percent of Ally’s funding portfolio, completion of new term U.S. auto securitizations, which totaled approximately $1.0 billion for the quarter, and a new off-balance sheet credit facility for approximately $500 million. For the year, the company completed more than $10.8 billion in new term auto securitizations, auto loan sales and an off-balance sheet credit facility. The company also issued $1.5 billion of unsecured debt during the quarter for a total of $5.4 billion in the year.

Ally Bank

Highlights

•	Deposit customer base grew 16% year-over-year to more than 1.1 million customers, with approximately 350,000 millennial customers.

•	Retail deposits totaled $55.4 billion for the fourth quarter, up $7.5 billion or 16% year-over-year.

3 Ally's preliminary Basel III Common Equity Tier 1 capital ratio, reflective of transition provisions, is 9.2%. Common Equity Tier 1 is a non-GAAP financial measure. See page 16 of the 4Q15 Financial Supplement for details.

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•	Approximately 70% of Ally's total assets were funded at Ally Bank at the end of the quarter.

•	Ally Bank named “Best Online Bank” in December 2015 by Kiplinger’s Personal Finance and “Online Bank of the Year” for the second consecutive year by GoBankingRates.com.

•	Enhanced CD online management and Bill Pay to provide customer flexibility with a simple design.

•	Announced product expansion into credit card and direct mortgage product in 2016 to advance strategy to deepen customer relationships.

For purposes of financial reporting, operating results for Ally Bank, the company's direct banking subsidiary, are included within Auto Finance, Mortgage and Corporate and Other, based on its underlying business activities.

Deposits

Ally Bank continued to build its deposit base and maintained strong customer loyalty, attracting and retaining customers with its proven track-record in digital financial services. Retail deposits at Ally Bank increased to $55.4 billion as of Dec. 31, 2015, compared to $53.5 billion at the end of the prior quarter. Year-over-year, retail deposits increased $7.5 billion, up 16 percent. Retail deposit growth continued to be driven largely by savings products, which represent 60 percent of the retail deposit portfolio. Brokered deposits at Ally Bank totaled approximately $10.7 billion as of Dec. 31, 2015, up slightly compared to the prior quarter. Ally Bank continued strong expansion of its customer base to approximately 1.1 million deposit customers, growing 16 percent year-over-year.

Automotive Finance

Highlights

•	Consumer auto financing originations totaled $9.3 billion for the quarter, with 76% of originations now funded through Ally Bank.

•	The company surpassed its originations target with $41.0 billion in consumer originations for the year.

•	Fourth quarter consumer originations were up 35% from the prior year period, excluding GM lease and subvented originations.

•	Strong performance in the Growth channel continued as originations increased 57% over prior year period, and up 53% in full year 2015.

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•	Established new financing relationships in the quarter with luxury car maker McLaren and online auto marketplace Beepi.

•	Strong application volume, up 17% compared to full year 2014, driven by expanded offerings and new dealer relationships.

•	Solid growth in Chrysler channel with fourth quarter originations up 49% year-over-year and full year up 41%.

•	Automotive earning assets increased approximately 3% or $3.8 billion, year-over-year, despite $3.6 billion in loan sales during the year.

Auto Finance reported pre-tax income of $333 million for the fourth quarter of 2015, compared to $291 million in the corresponding prior year period. Results for the quarter were primarily driven by strong net financing revenue due to continued growth in both new and used retail loans, which more than offset lower lease and commercial revenue. Provision expense increased primarily as a result of strong retail loan portfolio growth with credit performance remaining in line with expectations for the portfolio.

Earning assets for Auto Finance, which are comprised of consumer and commercial receivables and leases, increased to $115.4 billion, despite approximately $500 million in retail auto loan sales in the quarter. Consumer earning assets totaled $80.5 billion, up 4 percent year-over-year, due to continued strong origination volume. End-of-period commercial earning assets were up slightly year-over-year at $34.9 billion, as a result of growth in the dealer loan portfolio.

Consumer financing originations in the fourth quarter of 2015 were $9.3 billion, compared to $11.1 billion in the prior quarter and $9.0 billion in the corresponding prior year period. The company surpassed full year targets with $41.0 billion in consumer originations in 2015. Origination levels remained strong, as the result of successfully replacing and exceeding the reduction in GM subvented and leasing originations in the fourth quarter. Origination volume was driven by year-over-year growth in the non-subvented new channel, which was up 33 percent, and in the used channel, which was up 27 percent. Growth channel originations comprised approximately one-third of total originations. Originations in the quarter included $4.8 billion of new retail, $3.4 billion of used retail and $1.1 billion of leases. Excluding GM leasing and subvented originations, fourth quarter consumer financing originations increased 35 percent year-over-year. In addition, volume from Growth dealers increased 57 percent year-over-year.

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Insurance

Highlights

•	Pre-tax income of $78 million for the fourth quarter with improved non-weather related losses from fewer vehicle service contract (VSC) claims.

•	Ally Premier Protection, the company’s new, industry-leading vehicle service contract, accounted for 45% of U.S. VSC volume in the quarter.

•	Lowest quarterly loss ratio since 2009.

Insurance, which focuses on dealer-centric products such as extended VSCs and dealer inventory insurance, reported pre-tax income from continuing operations of $78 million in the fourth quarter of 2015, compared to pre-tax income of $86 million in the prior year period, driven by an unfavorable foreign exchange rate, higher dealer reinsurance participation and lower investment gains. This was partially offset by lower non-weather related losses from fewer VSC claims. Total investment income was $41 million in the fourth quarter of 2015, down slightly from $44 million in the prior year period. Written premiums declined $26 million to $222 million compared to the prior year period, resulting from the discontinuation of the agent channel and increased dealer reinsurance participation.

Mortgage

During the fourth quarter of 2015, Mortgage reported core pre-tax income of $9 million, compared to $18 million in the prior year period, excluding repositioning items. Results were primarily driven by a reserve release in the prior year period that did not repeat. The held-for-investment mortgage portfolio’s net carrying value is approximately $9.7 billion as of Dec. 31, 2015, flat compared to the prior quarter and up $2.3 billion year-over-year, as bulk loan purchases comprised of primarily high-quality, jumbo residential mortgages more than outpaced portfolio run-off.

Corporate and Other

Highlights

•	Ally’s adjusted efficiency ratio improved to 44% in the quarter, compared to 50% a year ago.

•	Corporate Finance portfolio average balances grew 30% in 2015 and net financing revenue increased 51% compared to 2014.

•	Expanded Corporate Finance business into technology sector in 2015.

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Corporate and Other primarily consists of Ally's centralized treasury activities, the residual impacts of the company's corporate funds transfer pricing, asset liability management activities, and the amortization of the discount associated with debt issuances and bond exchanges. Corporate and Other also includes the Corporate Finance business, certain investment portfolio activity and reclassifications, and eliminations between the reportable operating segments.

Corporate and Other reported core pre-tax income (excluding core OID amortization expense and repositioning items) of $26 million, compared to $1 million in the comparable prior year period. Results were primarily driven by lower non-interest expense. The Corporate Finance business continued to grow and reported core pre-tax income of $9 million for the quarter.

Core OID amortization expense totaled $12 million, compared to $42 million reported in the corresponding prior year period.

Additional Financial Information

For additional financial information, the fourth quarter 2015 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full spectrum of financial products and services, including new and used vehicle inventory and consumer financing, leasing, vehicle service contracts, commercial loans and vehicle remarketing services, as well as a variety of insurance offerings, including inventory insurance, insurance consultative services for dealers and other ancillary products. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Corporate Finance unit provides financing to middle-market companies across a broad range of industries.

With approximately $158.6 Billion in assets as of Dec. 31, 2015, Ally operates as a financial holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. ("Ally") management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

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While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors, and Ally and Chrysler, and our ability to further diversify our business; our ability to maintain relationships with automotive dealers; the significant regulation and restrictions that we are subject to as a bank holding company and financial holding company; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in our credit ratings; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:

Gina Proia
646-781-2692
gina.proia@ally.com

Sarah Comstock

313-656-6954

sarah.n.comstock@ally.com

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